EXHIBIT 10

ACUITY BRANDS LIGHTING, INC.

SEVERANCE AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into as of this day of             , 2008, by and between ACUITY BRANDS LIGHTING, INC., a Delaware corporation (the “Company”), and              (“Executive”).

WITNESSETH:

WHEREAS, Executive is a key employee of the Company and an integral part of the Company’s management; and

WHEREAS, the Company desires to provide the Executive with certain benefits if the Executive’s employment is terminated under certain circumstances; and

WHEREAS, the Company and the Executive have determined it is in their mutual best interests to enter into this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	TERM OF AGREEMENT

Unless earlier terminated as hereinafter provided, this Agreement shall commence on the date hereof and shall be for a rolling, two-year term (the “Term”) and shall be deemed to extend automatically, without further action by either the Company or Executive, each day for an additional day, such that the remaining term of the Agreement shall continue to be two years; provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the “Term” of this Agreement shall be the two-year period following the date of such notice and this Agreement shall terminate upon the expiration of such Term. This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Company or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments and benefits upon certain terminations of employment as provided below.

As of the date hereof, to the extent that the Executive and the Company have previously entered into a severance agreement related to the terms and conditions addressed in this Agreement, such agreement is superseded and replaced in its entirety by this Agreement. Unless it is specifically provided otherwise, this Agreement does not supersede any Change in Control agreement between the parties that relates specifically to termination and severance benefits in connection with a Change in Control of the Company.

2.	DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below:

2.1 “Board” or “Board of Directors.” The Board of Directors of Acuity Brands, Inc., or its successor.

2.2 “Cause”. The involuntary termination of Executive by the Company for the following reasons shall constitute a termination for Cause:

a. If termination shall have been the result of an act or acts by the Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

b. If termination shall have been the result of an act or acts by the Executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to the Company;

c. If termination shall have been the result of an act or acts of dishonesty by the Executive resulting or intended to result directly or indirectly in gain or personal enrichment to the Executive at the expense of the Company; or

d. Upon the continued failure by the Executive substantially to perform the duties reasonably assigned to Executive given Executive’s training and experience (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance of such duties is delivered by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed his/her duties and such failure results in material injury to the Company.

If Executive’s employment is terminated for any reason, the supervising executive to whom Executive directly reports (the “Supervising Executive”) shall make a determination whether or not the termination was for Cause. If the Supervising Executive determines that the termination was for Cause, then, within thirty (30) days of such termination, the Company shall provide written notice to the Executive indicating that the termination was for Cause and noting that benefits will not be made available to the Executive pursuant to this Agreement.

2.3 “Company”. Acuity Brands Lighting, Inc., a Delaware corporation, or any successor to its business and/or assets.

2.4 “Date of Termination”. The date specified in the Notice of Termination (which may be immediate) as the date upon which the Executive’s employment with the Company is to cease.

2.5 “Disability”. Disability shall have the meaning ascribed to such term in the Company’s long-term disability plan covering the Executive, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Code. The determination of Disability shall be made by the Company in a manner consistent with the requirements of Section 409A.

2.6 “Notice of Termination”. A written notice from the Company to the Executive specifying the Date of Termination.

2.7 “Parent Company”. Acuity Brands, Inc., a Delaware corporation, or any successor to its business and/or assets.

2.8 “Section 409A”. Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

2.9 “Severance Period”. A period equal to the lesser of (i)              months from the Executive’s Date of Termination or (ii) the number of months (rounded to the nearest month) from the Executive’s Date of Termination until the date he attains age 65; provided, however, that the Severance Period shall in no event be less than six (6) months.

3.	SCOPE OF AGREEMENT.

This Agreement provides for the payment of compensation and benefits to Executive in the event his/her employment is involuntarily terminated by the Company without Cause. If Executive is terminated by the Company for Cause, dies, incurs a Disability or voluntarily terminates employment, this Agreement shall terminate, and Executive shall be entitled to no payments of compensation or benefits pursuant to the terms of this Agreement; provided that in such events, Executive will be entitled to whatever benefits are payable pursuant to the terms of any health, life insurance, disability, welfare, retirement, deferred compensation, or other plan or program maintained by the Company.

If, as a result of Executive’s termination of employment, Executive becomes entitled to compensation and benefits under this Agreement and under a Change in Control Agreement, Executive shall be entitled to receive benefits under whichever agreement provides Executive the greater aggregate compensation and benefits (and not under the other agreement) and there shall be no duplication of benefits.

4.	BENEFITS UPON INVOLUNTARY TERMINATION WITHOUT CAUSE BY THE COMPANY

If Executive’s employment is involuntarily terminated by the Company during the term of this Agreement without Cause (and such termination does not arise as a result of Executive’s death or Disability), the Executive shall be entitled to the compensation and benefits described below, provided that Executive, as described in Section 4.7, executes a valid release of claims in such form as may be required by the Company. In the event Executive is terminated without Cause, the Company may, in its discretion and to provide equitable treatment, grant benefits to Executive in addition to those provided below in circumstances where Executive suffers a diminution of projected benefits as a result of Executive’s termination prior to attainment of age 65, including without limitation, additional retirement benefits, provided that any such grant of additional benefits shall be consistent with the requirements of Section 409A and no such grant shall be made which would violate Section 409A and the regulations and rulings thereunder.

If, as a result of Executive’s termination of employment, Executive becomes entitled to compensation and benefits under this Agreement and under a Change in Control Agreement, Executive shall be entitled to receive benefits under whichever agreement provides Executive the greater aggregate compensation and benefits (and not under the other agreement) and there shall be no duplication of benefits.

4.1 Base Salary. Executive shall continue to receive his/her Base Salary (subject to withholding of all applicable taxes) for the entire Severance Period (as defined in Section 2.9 above), payable in the same manner as it was being paid on his/her Date of Termination.

4.2 Annual Bonus; Accrued Vacation. Executive shall be paid a bonus in an amount equal to the greater of (i) the annual incentive bonus that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Termination occurs under the Company’s annual incentive plan (“Incentive Plan”), assuming the 100% target level(s) of performance had been met for such fiscal year, multiplied by a fraction (the “Pro Rata Fraction”), the numerator of which is the number of days that have elapsed in the then current fiscal year through Executive’s Date of Termination and the denominator of which is 365, or (ii) the annual incentive bonus that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Termination occurs under the Incentive Plan based upon the Company’s actual performance for such fiscal year, multiplied by the Pro Rata Fraction. The bonus amount determined pursuant to Section 4.2(i) shall be paid to Executive within thirty (30) days after the Executive’s Date of Termination and any additional amount payable pursuant to Section 4.2(ii) shall be payable at the same time as bonuses are payable to other executives under the Incentive Plan. The bonus amount determined pursuant to this section shall be subject to withholding of all applicable taxes. In the event Executive becomes entitled to a bonus under this Section 4.2 and under the Incentive Plan in connection with a change in control (as defined in the Incentive Plan), Executive shall be entitled to receive whichever bonus amount is greater and Executive shall not receive a duplicate bonus for the same fiscal year (or portion of a fiscal year).

Executive shall be paid an amount equal to Executive’s accrued but unused vacation (determined in accordance with Company policy) as of his/her Date of Termination. The amount shall be paid within thirty (30) days after the Executive’s Date of Termination (subject to withholding of all applicable taxes).

4.3 Stock Options, Restricted Stock And Restricted Stock Units. As of Executive’s Date of Termination, the vesting and exerciseability of all outstanding Stock Options, Restricted Stock, Restricted Stock Units and any other equity awards held by Executive shall be determined in accordance with the agreements governing such awards.

4.4 Health Care and Life Insurance Benefits. The health care (including dental and vision coverage, if applicable) and term life insurance coverage provided to Executive at his/her Date of Termination shall be continued at the same level as for active executives and in the same manner as if his/her employment had not terminated, beginning on the Date of Termination and ending on the last day of the Severance Period. Any additional coverage Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Executive was paying for such coverage at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance or, at Executive’s election, may be deducted from his/her Base Salary payments under Section 4.1. If the terms of the life insurance plan referred to in this Section 4.4 or the laws applicable to such plan do not permit continued participation by

Executive as required by this section, then the Company will arrange for other coverage satisfactory to Executive at the Company’s expense providing substantially identical benefits or, at the Company’s election, the Company will pay Executive an amount each month during the Severance Period equal to the costs to Executive for the coverage.

If the terms of the health care plan referred to in this Section 4.4 do not permit continued participation by Executive as required by this subsection or if the healthcare benefits to be provided to Executive and his/her dependents pursuant to this Section 4.4 cannot be provided in a manner such that the benefit payments will be tax-free to Executive and his/her dependents, then the Company shall (A) pay to Executive each month during the Severance Period after Executive’s Termination Date an amount equal to the monthly rate for COBRA coverage under the healthcare plan that is then being paid by former active employees for the level of coverage that applies to Executive and his/her dependents, minus the amount active employees are then paying for such coverage, and (B) permit Executive and his/her dependents to elect to participate in the healthcare plan for the Severance Period upon payment of the applicable rate for COBRA coverage during the Severance Period. A benefit provided under this Section 4.4 shall cease if Executive obtains other employment and, as a result of such employment, health care or life insurance benefits are available to Executive. At the end of the Severance Period, Executive shall be entitled to elect to continue health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the period required by COBRA.

4.5 Outplacement Services. Executive will be provided for the Severance Period with outplacement services in accordance with the Company’s severance policy through an outplacement firm selected by the Company (unless Executive wishes to choose a different outplacement firm), provided that the Company’s total cost for such services shall not exceed an amount equal to ten percent (10%) of Executive’s Base Salary.

4.6 Other Benefits. Except as expressly provided herein, all other fringe benefits provided to Executive as an active employee of the Company (e.g., 401(k) plan, AD&D, car allowance, club dues, etc.), shall cease on his/her Date of Termination, provided that any conversion or extension rights applicable to such benefits shall be made available to Executive at his/her Date of Termination or when such coverages otherwise cease at the end of the Severance Period. Except as expressly provided herein, for all other plans sponsored by the Company, the Executive’s employment shall be treated as terminated on his/her Date of Termination and Executive’s right to benefits shall be determined under the terms of such plans; provided, however, in no event will Executive be entitled to severance payments or benefits under any other severance plan, policy, program or agreement of the Company, except to the extent Executive is covered by a change in control agreement.

4.7 Release of Claims. To be entitled to any of the compensation and benefits described above in this Section 4, Executive shall sign a release of claims substantially in the form attached hereto as Exhibit A. No payments shall be made under this Section 4 until such release has been properly executed and delivered to the Company and until the expiration of the revocation period, if any, provided under the release. If the release is not properly executed by the Executive and delivered to the Company within the reasonable time periods specified in the release, the Company’s obligations under this Section 4 will terminate.

4.8 Section 409A. The Company shall have the authority to delay the commencement of payments under this Section 4 to “key employees” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the date of Executive’s Termination of Employment (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent such delay is required under the provision of Section 409A, provided that the Company and Executive may agree to take into account any transitional rule available under Section 409A.

5.	CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

5.1 Purpose and Reasonableness of Provisions. Executive acknowledges that, prior to and during the Term of this Agreement, the Company and the Parent Company (collectively referred to hereinafter, where applicable, as the “Protected Parties”) have furnished and will furnish to Executive Trade Secrets and Confidential Information, which, if used by Executive on behalf of a competitor of the Protected Parties or other person, could cause substantial detriment to the Protected Parties. Moreover, the parties recognize that Executive, during the course of his/her employment with the Company, has and will develop important relationships with customers and others having valuable business relationships with the Company. In view of the foregoing, Executive acknowledges and agrees that the restrictive covenants contained in this Section 5 are reasonably necessary to protect the Protected Parties’ legitimate business interests, Confidential Information, and good will.

The Company and Executive recognize that Executive may experience periodic material changes in his/her job title and/or the duties, responsibilities or services that he/she is called upon to perform on behalf of the Company. If Executive experiences such a material change, the parties shall, as soon as is practical, enter into a signed, written amendment to the relevant provisions of Exhibit B of this Severance Agreement reflecting such material change. Moreover, in the event of any material change in corporate organization or business on the part of the Direct Competitors or in the Company’s Business as defined in Exhibit B, the parties agree to amend those provisions, as necessary, at the Company’s request, in order to reflect such change.

5.2 Trade Secrets and Confidential Information. Executive agrees that he/she shall protect the Protected Parties’ Trade Secrets (as defined in Section 5.10(b) below) and Confidential Information (as defined in Section 5.10(a) below) and shall not disclose to any person or entity, or otherwise use or disseminate, except in connection with the performance of his/her duties for the Company, any Trade Secrets or Confidential Information; provided, however, that Executive may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event Executive will promptly notify the Protected Parties of such order or subpoena to provide the Protected Parties an opportunity to protect their interests. Executive’s obligations under this Section 5.2 shall apply during his/her employment and after his/her termination of employment, and shall survive any expiration or termination of this Agreement, provided that Executive may after such expiration or termination disclose Confidential Information with the prior written consent of the Chief Executive Officer.

The Executive, during employment with the Company, will not offer, disclose or use on Executive’s own behalf or on behalf of the Company, any information Executive received prior to employment by the Company, which was supplied to Executive confidentially or which Executive should reasonably know to be confidential.

5.3 Return of Property. Upon the termination of his/her employment with the Company, Executive agrees to deliver promptly to the Company all files, customer lists, management reports, memoranda, research, company forms, financial data and reports and other documents (including all such data and documents in electronic form) of the Protected Parties, supplied to or created by him in connection with his/her employment hereunder (including all copies of the foregoing) in his/her possession or control, and all of the Company’s equipment and other materials in his/her possession or control. Executive’s obligations under this Section 5.3 shall survive any expiration or termination of this Agreement.

5.4 Inventions. The Executive does hereby assign to the Company the entire right, title and interest in any Invention which is made or conceived, either solely or jointly with others, during employment with the Company. The Executive agrees to promptly disclose to the Company all such Inventions. The Executive will, if requested, promptly execute and deliver to the Company a specific assignment of title for an Invention and will at the expense of the Company, take all reasonably required action by the Company to patent, copyright or otherwise protect the Invention.

5.5 Non-Competition. Executive agrees that during the course of his/her employment and for              months after the last day of his/her employment with the Company, he/she will not, directly or indirectly, engage in, provide, or perform any Executive Services on behalf of any Direct Competitor in the Territory.

5.6 Non-Solicitation of Customers/Suppliers. The Executive agrees that during the course of his/her employment with the Company, and for eighteen months after the last day of his/her employment with the Company, the Executive will not directly or indirectly solicit Customers (as defined in Paragraph 5.10(e) below) for the purpose of providing goods and services competitive with the Company’s Business.

5.7 Non-Solicitation of Employees. The Executive agrees that during the course of employment with the Company, and for a period eighteen months after the termination of his/her employment, the Executive shall not, directly or indirectly, whether on behalf of the Executive or others, solicit, lure or attempt to hire away any of the employees of the Company.

5.8 Injunctive Relief. Executive acknowledges that if he/she breaches or threatens to breach any of the provisions of this Section 5, his/her actions may cause irreparable harm and damage to the Protected Parties which could not be compensated in damages. Accordingly, if Executive breaches or threatens to breach any of the provisions of this Section 5, the Company (or, if applicable, the Protected Parties) shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Company (or, if applicable, the Protected Parties) may have. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company (or, if applicable, the Protected Parties) of Executive’s agreements under this Section 5.

5.9 Provisions Severable. If any provision in this Section 5 is determined to be in violation of any law, rule or regulation or otherwise unenforceable, and cannot be modified to be enforceable, such determination shall not affect the validity of any other provisions of this Agreement, but such other provisions shall remain in full force and effect. Each and every provision, paragraph and subparagraph of this Section 5 is severable from the other provisions, paragraphs and subparagraphs and constitutes a separate and distinct covenant.

5.10 Definitions. For purposes of this Section 5, the following definitions shall apply:

a. “Confidential Information” means any information, without regard to form, relating to the Protected Parties’ clients, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilations (including compilations of customer, supplier, or vendor information), programs, methods, devices, techniques, processes, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Protected Parties by third parties that the Protected Parties are obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two-year period following Executive’s termination of employment.

b. “Trade Secrets” means Confidential Information constituting a trade secret under applicable law.

c. “Executive Services” shall mean the Executive Services performed by the Executive as provided on Exhibit B.

d. “Inventions” means contributions, discoveries, improvements and ideas and works of authorship, whether or not patentable or copyrightable, and (i) which relate directly to the business of the Company or (ii) which result from any work performed by Executive or by Executive’s fellow employees for the Company or (iii) for which equipment, supplies, facilities, Confidential Information or Trade Secrets of the Protected Parties are used, or (iv) which is developed on the Company’s time.

e. “Customers” means customers of the Company with whom Executive had material contact on behalf of the Company during the two-year period preceding the termination of Executive’s employment with the Company.

f. “Company’s Business” shall have the meaning provided on Exhibit B.

g. “Direct Competitor” shall have the meaning provided on Exhibit B.

h. “Territory” shall mean the areas identified on Exhibit B. Executive acknowledges that Executive has reviewed Exhibit B, which is incorporated by reference, and Executive acknowledges that Executive will perform Executive Services on behalf of Company throughout the Territory.

6.	MISCELLANEOUS

6.1 No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer after the Date of Termination or otherwise, except as provided in Section 4.4 with respect to benefits coverages.

6.2 Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.

6.3 Successors; Binding Agreement.

a. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or who acquires the stock of the Company, to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

b. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Company:	Acuity Brands Lighting, Inc. Attention: General Counsel One Lithonia Way Conyers, GA 30012

If to the Executive:	To his/her last known address on file with the Company

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

6.5 Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

6.6 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

6.7 Amendments and Modifications. This Agreement and Exhibit B may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement or to Exhibit B.

6.8 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

6.9 Disputes; Legal Fees.

a. Disputes. All claims by Executive for compensation and benefits under this Agreement shall be in writing and shall be directed to and be determined by the Chief Executive Officer of the Company, or his/her designee, provided that such designee shall not be the Supervising Executive (the Chief Executive Officer or such designee is hereinafter referred to as the “Administrator”). Any denial by the Administrator of a claim for benefits under this Agreement shall be provided in writing to Executive within thirty (30) days of such decision and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Administrator shall afford a reasonable opportunity to Executive for a review of its decision denying a claim and shall further allow Executive to request in writing that the Administrator reconsider the denial of the claim within sixty (60) days after notification by the Administrator that Executive’s claim has been denied.

b. Legal Fees. Each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:

ACUITY BRANDS LIGHTING, INC.

By:

EXHIBIT A

TO ACUITY BRANDS LIGHTING, INC.

SEVERANCE AGREEMENT

GENERAL RELEASE

(a)	Released Claims: Employee irrevocably and unconditionally fully and finally releases, acquits and forever discharges all the claims described herein that he/she may now have against the Released Parties listed in Section 2(b), below, except that he/she is not releasing any claim that relates to: (1) his/her right to enforce this Agreement; (2) any rights or claims that arise after the execution of this Agreement; or (3) any rights or claims that he/she cannot lawfully release. Subject only to the exceptions just noted, Employee is releasing any and all claims, demands, actions, causes of action, liabilities, debts, losses, costs, expenses, or proceedings of every kind and nature, whether direct, contingent, or otherwise, known or unknown, past, present, or future, suspected or unsuspected, accrued or unaccrued, whether in law, equity, or otherwise, and whether in contract, warranty, tort, strict liability, or otherwise, which he/she now has, may have had at any time in the past, or may have at any time in the future arising or resulting from, or in any matter incidental to, any and every matter, thing, or event occurring or failing to occur at any time in the past up to and including the date of this agreement. Employee understands that the claims he/she is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as, but not limited to, the following:

Anti-discrimination and retaliation statutes, such as Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment based on race, color, national origin, religion, and sex and prohibits retaliation; the Age Discrimination in Employment Act (“ADEA”), which prohibits age discrimination in employment; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; Sections 1981 and 1983 of the Civil Rights Act of 1866, which prohibit discrimination and harassment on the basis of race, color, national origin, religion or sex; the Sarbanes-Oxley Act of 2002, which prohibits retaliation against employees who participate in any investigation or proceeding related to an alleged violation of mail, wire, bank, or securities laws; Georgia anti-discrimination statutes, which prohibit retaliation and discrimination on the basis of age, disability, gender, race, color, religion, and national origin; and any other federal, state, or local laws prohibiting employment discrimination or retaliation.

Page 1 of 5	Executive’s Initials: _____

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (except as otherwise prohibited by law), restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any state and federal whistleblower laws, any other federal, state, or local laws providing recourse for alleged wrongful discharge, improper garnishment, assignment, or deduction from wages, health and/or safety violations, improper drug and/or alcohol testing, tort, physical or personal injury, emotional distress, fraud, negligence, negligent misrepresentation, abusive litigation, and similar or related claims, willful or negligent infliction of emotional harm, libel, slander, defamation and/or any other common law or statutory causes of action.

Examples of released claims, include, but are not limited to the following (except to the extent explicitly preserved by Section 2(a), above, of this Agreement): (i) claims that in any way relate to allegations of alleged discrimination, retaliation or harassment; (ii) claims that in any way relate to Employee’s employment with the Company and/or its conclusion, such as claims for breach of contract, compensation, overtime wages, promotions, upgrades, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (iii) claims that in any way relate to any state law contract or tort causes of action; and (iv) any claims to attorneys’ fees, costs and/or expenses or other indemnities with respect to claims Employee is releasing.

Page 2 of 5	Executive’s Initials: _____

(b)	Released Parties: The Released party/parties is/are Acuity Brands Lighting, Inc., all current, future and former parents, subsidiaries, related companies, partnerships, or joint ventures related thereto, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (hereinafter the “Released Parties”).

(c)	Unknown Claims: Employee understands that he/she is releasing the Released Parties from claims that he/she may not know about as of the date of the execution of this Agreement, and that is his/her knowing and voluntary intent even though Employee recognizes that someday he/she might learn that some or all of the facts he/she currently believes to be true are untrue and even though he/she might then regret having signed this Agreement. Nevertheless, Employee is expressly assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights he/she might have under any law that is intended to protect him/her from waiving unknown claims Employee understands the significance of doing so. If Employee resides in California, Employee hereby expressly waives the provisions of California Civil Code Section 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Moreover, this Release does not extend to those rights which, as a matter of law, cannot be waived, including but not limited to, unwaivable rights that Employee may have under the California Labor Code.

(d)	Ownership of Claims: Employee represents and warrants that he/she has not sold, assigned or transferred any claim he/she is purporting to release, nor has he/she attempted to do so. Employee expressly represents and warrants that he/she has the full legal authority to enter into this Agreement for himself/herself and his/her estate, and does not require the approval of anyone else.

(e)	Pursuit of Released Claims: Employee represents that he/she has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Agreement purports to waive, and he/she promises never to file or prosecute any lawsuit, complaint, or charge based on such claims. This provision shall not apply to any non-waivable charges or claims brought before any governmental agency. With respect to any such non-waivable claims, however, Employee agrees to waive his/her right (if any) to any monetary or other recovery, including but not limited to reinstatement, should any governmental agency or other third party pursue any claims on his/her behalf, either individually or as part of any class or collective action.

(f)

FMLA and FLSA Rights Honored: Employee acknowledges that he/she has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he/she believes he/she is entitled under Employer’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended. Employee has

Page 3 of 5	Executive’s Initials: _____

no pending request for FMLA leave with Employer; nor has Employer mistreated Employee in any way on account of any illness or injury to Employee or any member of Employee’s family. Employee further acknowledges that he/she has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which he/she believes he/she is entitled under the Fair Labor Standards Act (“FLSA”), as amended.

(g)	ADEA Release Requirements Have Been Satisfied: Employee understands that this Agreement has to meet certain requirements to validly release any ADEA claims Employee might have had, and Employee represents and warrants that all such requirements have been satisfied. Employee acknowledges that, before signing this Agreement, he/she was given at least twenty-one (21) days to consider this Agreement. Employee further acknowledges that: (1) he/she took advantage of as much of this period to consider this Agreement as he/she wished before signing it; (2) he/she carefully read this Agreement; (3) he/she fully understands it; (4) he/she entered into this Agreement knowingly and voluntarily (i.e., free from fraud, duress, coercion, or mistake of fact); (5) this Agreement is in writing and is understandable; (6) in this Agreement, Employee waives current ADEA claims; (7) Employee has not waived future ADEA claims; (8) Employee is receiving valuable consideration in exchange for execution of this Agreement that he/she would not otherwise be entitled to receive such consideration; and (9) Employer encourages Employee in writing to discuss this Agreement with his/her attorney (at his/her own expense) before signing it, and that he/she has done so to the extent he/she deemed appropriate.

(h)	Revocation: For a period of at least seven (7) days following the execution of such agreement, Employee may revoke this Agreement. If Employee wishes to revoke this Agreement in its entirety, he/she must make a revocation in writing which must be delivered by hand or confirmed facsimile before 5:00 p.m. of the seventh day of the revocation period to Jill Greene, Esq., One Lithonia Way, Conyers, Georgia 30012, otherwise the revocation will not be effective. If Employee timely revokes this Agreement, Employer shall retain payments and benefits otherwise payable to Employee under this Agreement.

(i)	Access to Independent Legal Counsel; Knowing and Voluntary Execution: EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED TO SEEK INDEPENDENT LEGAL COUNSEL OF HIS/HER OWN CHOOSING IN CONNECTION WITH ENTERING INTO THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT, IF DESIRED, HIS/HER LEGAL COUNSEL HAS REVIEWED THIS AGREEMENT, THAT EMPLOYEE FULLY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THAT EMPLOYEE AGREES TO BE FULLY BOUND BY AND SUBJECT THERETO. EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT AND KNOWS AND UNDERSTANDS THE CONTENTS THEREOF, AND THAT HE/SHE EXECUTES THE SAME AS HIS/HER OWN FREE ACT AND DEED.

Page 4 of 5	Executive’s Initials: _____

IN WITNESS WHEREOF, each of the Parties have executed or caused this Agreement to be executed on the date set forth opposite the name of such party below.

Dated: __________________, ______	EMPLOYER

By:

Dated: __________________, ______
EMPLOYEE

Page 5 of 5	Executive’s Initials: _____

EXHIBIT B

TO ACUITY BRANDS LIGHTING, INC.

SEVERANCE AGREEMENT

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION

5.10(c) “Executive Services” means the duties described on the job description for the job held by Executive, which is attached to this Exhibit B and incorporated herein by reference.

5.10(f) “Company’s Business” means the manufacture and/or sale of one or more of the following classes of product: lighting fixtures, electric linear modular lighting systems comprised of plug-in relocatable modular wiring components, emergency lighting fixtures and systems (comprised of exit signs, emergency light units, back-up power battery packs, and combinations thereof), battery powered lighting fixtures, electric lighting track units, hardware for mounting and hanging electrical lighting fixtures, LED replacement light emitting diode tubes, aluminum, steel and fiberglass fixture poles for electric lighting, light fixture lenses, sound and electromagnetic wave receivers and transmitters, flexible wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings), emergency lighting unit inverters, electrical lighting controls, electrical dimming controllers and light switches for electric fixtures, dimming units (comprised of cabinets, control stations and wiring for control of electrical lighting fixtures and electric loads), electronic sensing devices (namely, ultrasonic occupancy sensors and range extenders for lighting energy management), or lighting control systems (comprised of dimmers, low voltage switches, programmable lighting controllers, lighting energy management occupancy sensors and timers, and range extenders for energy management).

5.10(g) “Direct Competitor” means the following entities: (1) Cooper Lighting; (2) Cree, Inc./LED Lighting Fixtures; (3) General Electric Company; (4) Hubbell Lighting, Inc.; (5) Royal Philips Electronics/The Genlyte Group; (6) Schneider Electric/Juno Lighting; (7) Siemens/Osram Sylvania; as well as any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each engages in the manufacture and/or sale of one or more classes of products competitive with the Company’s Business.

5.10(h) “Territory” means the territory of the United States. Executive acknowledges that the Company is licensed to do business and in fact does business in all fifty states in the United States. Executive further acknowledges that the services he/she performs on behalf of the Company, including the Executive Services, are at a senior managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States. Executive further acknowledges and agrees that: (a) the Company’s business is, at the very least, national in scope; and (b) these restrictions are reasonable and necessary to protect the Confidential Information, trade secrets, business relationships, and goodwill of the Company.

ATTACHMENT TO EXHIBIT B

EXECUTIVE SERVICES

(Employee)

(Title)

(Date)

1

“Executive Services” means those principal duties and responsibilities that Executive performs on behalf of the Company during his/her employment, as of the date hereof, as             , in which capacity Executive:         .

2